Filed Pursuant to Rule 433

Registration No. 333-176707

H. J. Heinz Company

$300,000,000 1.500% Notes due 2017

$300,000,000 2.850% Notes due 2022

Pricing Term Sheet

$300,000,000 1.500% Notes due 2017

Issuer:	H. J. Heinz Company

Principal Amount:	$300,000,000

Security Type:	Senior Notes

Maturity:	March 1, 2017

Coupon:	1.500%

Issue Price:	99.847% of principal amount

Yield to Maturity:	1.532%

Spread to Benchmark Treasury:	+70 bps

Benchmark Treasury:	0.875% Notes due February 28, 2017

Benchmark Treasury Spot and Yield:	100-06 3/4 and 0.832%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2012

Make-Whole Call:	Treasury Rate plus 10 basis points

Trade Date:	February 28, 2012

Settlement Date:	March 2, 2012 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa2 (Moody’s)/BBB+ (S&P)/BBB (Fitch)

CUSIP:	423074AN3

ISIN:	US423074AN32

Joint Book-running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Merril Lync Incorporated UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A.

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

nabSecurities, LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

Pricing Term Sheet $300,000,000 2.850% Notes due 2022

Issuer:	H. J. Heinz Company

Principal Amount:	$300,000,000

Security Type:	Senior Notes

Maturity:	March 1, 2022

Coupon:	2.850%

Issue Price:	99.836% of principal amount

Yield to Maturity:	2.869%

Spread to Benchmark Treasury:	+95 bps

Benchmark Treasury:	2.000% Notes due February 15, 2022

Benchmark Treasury Spot and Yield:	100-23+ and 1.919%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2012

Make-Whole Call:	Treasury Rate plus 15 basis points

Par Call:	On or after three months prior to the maturity date

Trade Date:	February 28, 2012

Settlement Date:	March 2, 2012 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa2 (Moody’s)/BBB+ (S&P)/BBB (Fitch)

CUSIP:	423074AP8

ISIN:	US423074AP89

Joint Book-running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Merril Lync Incorporated UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A.

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

nabSecurities, LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or UBS Securities LLC toll free at 1-877-827-6444, ext. 561-3884.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

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